NewsRelease		(Williams Logo)
NYSE: WMB
Date:	March 17, 2008

Joseph R. Cleveland Joins Williams Board of Directors

TULSA, Okla. – Joseph R. Cleveland has been elected to the Williams (NYSE:WMB) board of directors.  Cleveland, 63, is the former chief information officer for Lockheed Martin Corporation and president of Lockheed Martin Enterprise Information Systems.

In his former position, Cleveland was responsible for defining and ensuring the information technology needs of the entire $41.9 billion Lockheed Martin Corporation.  He was responsible for the consolidation and modernization of the IT infrastructure following the largest merger in the Aerospace and Defense industry – the 1995 merger of Lockheed and Martin Marietta.

He also was a key leader in Lockheed Martin’s culture, as he led the team that created the company’s proprietary measurement system that provides a quantitative assessment of the corporation’s progress toward the development of an inclusive work place.

“We are very pleased to be adding Joseph to our board,” said Steve Malcolm, chairman, president and chief executive officer.  “His proven leadership and experience will be a tremendous asset for Williams and our shareholders.”

Cleveland has earned numerous industry recognitions for his accomplishments, including being listed as one of the Top 100 Most Influential People in IT by eWeek magazine. The Information Technology Senior Management Forum presented him with the 2006 Diamond Leadership award and his mentoring practices and diversity initiatives were profiled in The Wall Street Journal in 2005.

Cleveland’s primary residence is in Orlando, Fla. He previously divided his time between Lockheed Martin headquarters in Bethesda, Md., and Enterprise Information Systems operations in Orlando.  He has a bachelor’s degree in electrical engineering from Tennessee State University and has completed extensive technical, business and leadership development training throughout his career.

He becomes the thirteenth member of Williams’ current board of directors. A listing of all Williams’ directors is available at www.williams.com.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.